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                                                                       EXHIBIT 2



                                 FORM OF LEGEND


This certificate also evidences and entitles the holder hereof to certain rights as set forth in a Rights Agreement between AMRESCO Capital Trust and The Bank of New York, dated as of February 25, 1999 (the "Rights Agreement"), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of AMRESCO Capital Trust. Under certain circumstances, as set forth in the Rights Agreement, such Rights will be evidenced by separate certificates and will no longer be evidenced by this certificate. AMRESCO Capital Trust will mail to the holder of this certificate a copy of the Rights Agreement without charge after receipt of a written request therefor. Under certain circumstances, as set forth in the Rights Agreement, Rights issued to, or held by, any Person who is, was or becomes an Acquiring Person or any Affiliate or Associate thereof (as such terms are defined in the Rights Agreement) may become null and void.